Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Nos. 333-190280

and 333-190280-02

May 13, 2016

AGL CAPITAL CORPORATION

May 13, 2016

Pricing Term Sheet for 2026 Senior Notes

Issuer:	AGL Capital Corporation

Guarantor:	AGL Resources Inc.

Ratings (Moody’s/S&P/Fitch)*	Baa1 (Stable) / BBB+ (Positive) / BBB+ (Stable)

Size:	$350,000,000

Trade Date:	May 13, 2016

Settlement Date:	May 18, 2016 (T+3)

Maturity Date:	June 15, 2026

Interest Payment Dates:	June 15 and December 15 of each year, commencing December 15, 2016

Coupon:	3.25%

Price to Public:	99.598% of principal amount

Benchmark Treasury:	UST 1.625% due February 15, 2026

Benchmark Treasury Price/Yield:	99-05 3⁄4/ 1.717%

Spread to Benchmark Treasury:	+158 bps

Yield to Maturity:	3.297%

Optional Redemption Provisions:

Make Whole Call:	Any time prior to March 15, 2026, at the Treasury rate plus 25 bps

Par Call:	Any time on or after March 15, 2026 at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest

CUSIP/ISIN:	001192 AM5 / US001192AM59

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC U.S. Bancorp Investments, Inc.

Co-Managers:	Loop Capital Markets LLC Scotia Capital (USA) Inc. SunTrust Robinson Humphrey, Inc. Fifth Third Securities, Inc. Goldman, Sachs & Co. TD Securities (USA) LLC The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Morgan Stanley & Co. LLC toll free at 1-866-718-1649 or U.S. Bancorp Investments, Inc. toll free at 1-877-558-2607.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.